Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations 708.483.1300 ext 1344

TreeHouse Foods, Inc. Issues Seven Year Fixed Rate Senior Notes
Westchester, IL, September 22, 2006 — TreeHouse Foods, Inc. (NYSE: THS) today announced the completion of a $100 million private placement debt issuance. These senior unsecured notes have a seven year bullet maturity and a fixed coupon rate of 6.03%. The proceeds from the sale of notes will be used to refinance existing debt and for general corporate purposes.
TreeHouse previously disclosed that it had amended its five year revolving line of credit by increasing its capacity from $400 million to $500 million, lowering the associated interest rates and fees and extending the termination date of the agreement to August 31, 2011. The combination of increased capacity under the revolving credit agreement and issuance of senior unsecured notes increases the company’s debt capacity by $200 million.
Commenting on the announcement, Mr. Sam K. Reed, CEO and Chairman of TreeHouse said “We are very pleased that both the private placement and the amended credit agreement were oversubscribed, which shows the confidence our lenders have in our business model. We not only increased the amount of capital we have access to, but we also reduced our costs of borrowing. The increase in available financial capacity facilitates our strategy of fueling growth through strategic acquisitions.”
ABOUT TREEHOUSE FOODS
TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include pickles and related products; non-dairy powdered coffee creamer; private label soup and infant feeding products, and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer. TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States based on sales volume.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2005 discusses some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluation the information presented in this presentation. The company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.